Exhibit 99.1

Grindr Appoints Veteran Public Company CFO and Audit Committee Chair Chad Cohen to Board of Directors
Cohen to serve as Chair of the Audit Committee
WEST HOLLYWOOD, Calif. – June 3, 2025 – Grindr Inc. (NYSE: GRND), the Global Gayborhood in Your PocketTM, today announced the appointment of Chad Cohen, former Chief Financial Officer of Zillow Group Inc. (Nasdaq: Z) and Adaptive Biotechnologies Corp. (Nasdaq: ADPT) and Founding Partner of Scala Advisors, LLC, to Grindr’s Board of Directors as of June 3, 2025. Cohen was also appointed to serve as the Chair of Grindr’s Audit Committee.
A seasoned public company finance executive and board member, Cohen has helped grow several multi-billion dollar technology companies, including multiple leading consumer Internet brands. Prior to his current role, Cohen served as the Chief Financial Officer and Chief Operating Officer for Capella Space, a satellite-based earth observation company; as well as the Chief Financial Officer at Adaptive Biotechnologies, an immune-driven medicine company; and Zillow Group, a leading real-estate marketplace company. During his tenure, Cohen played a pivotal role in leading both Zillow and Adaptive Biotechnologies through their IPOs and scaling both companies through periods of hypergrowth.
Additionally, Cohen served as a Board Director and Chair of the audit committee for Vacasa, Inc. (Nasdaq: VCSA), a vacation rental management platform, and for Trupanion, Inc. (Nasdaq: TRUP), a pet insurance company. Cohen was also an Operating Partner at Cota Capital, Assistant Controller at Ticketmaster Entertainment, VP and Assistant Controller at Countrywide Bank, and Supervising Senior Auditor at Ernst & Young. He began his career as a Financial Planning Analyst at Novellus Systems. Today, Cohen serves as Founding Partner and CEO at Scala Advisors, LLC, where he leverages his expertise to advise public and private companies on finance, business operations, and investor relations initiatives. With Cohen’s appointment, Director Gary Horowitz stepped down from Grindr’s Board.
“We are pleased to welcome Chad to Grindr’s Board of Directors,” said Grindr CEO George Arison. “His broad experience and deep expertise in helping grow successful public companies will be an invaluable asset to Grindr’s Board. I look forward to collaborating with Chad as we continue to expand Grindr’s capabilities as the Global Gayborhood in Your Pocket. I also want to thank both Gary Horowitz for his dedicated service to Grindr and Nathan Richardson for serving as our Audit Committee Chair during our first three years as a public company, and I’m happy that Nathan is continuing on the Board and the Audit Committee.”
“Grindr has established itself as the premier social platform and market leader in dating apps for the gay community. Its outstanding business performance and strong financial profile is a testament to its leading market position, and I am thrilled to be joining the Board of Directors,” said Cohen. “I look forward to providing my expertise and support to George and the management team to advance Grindr’s mission.”
About Grindr
With more than 14.5 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your PocketTM, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190 countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015 Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.
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